AMENDED AND RESTATED BYLAWS - BLACK UNICORN FACTORY INC.

Certified Bylaws adopted November 11, 2024
Key Items:
- Board size: 3-7 directors, independent committees per NASDAQ Rule 5605
- Officers: CEO, President, Secretary, Treasurer
- Shareholder Meetings, Quorum, Voting protocols
- Rule 701 and FMFE equity issuances
- Signed by: Johnny Stewart, Terrence Stephens, Brent Davis